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                                                                    Exhibit 12.1





GAYLORD ENTERTAINMENT COMPANY
OTHER FINANCIAL DATA
RATIO OF EARNINGS TO FIXED CHARGES


                                                  2000          2001          2002         2003         2004
                                             ------------------------------------------------------------------
Fixed Charges:
INTEREST EXPENSED AND CAPITALIZED:
  Interest expense net of capitalization          30,307        39,365       46,960       52,804       55,064
  Capitalized interest                             6,775        18,781        6,825       14,811        5,464
    Total interest expensed and
    capitalized (includes amortization
    of deferred financing costs)                   37,082        58,146       53,785       67,615       60,528

  Rent Expense                                      2,600         2,700       13,100       13,595       22,260
    % Rent assumed Interest                         90.57%        90.57%       90.57%       90.57%       90.57%
                                             -----------------------------------------------------------------
       Interest component of rent                   2,355         2,445       11,865       12,313       20,162

                                             -----------------------------------------------------------------
TOTAL FIXED CHARGES                                39,437        60,591       65,650       79,928       80,690
                                             -----------------------------------------------------------------

EARNINGS:
Add:
Pre-tax income                                   (162,053)      (19,692)      16,335      (55,874)     (94,013)
Fixed Charges                                      39,437        60,591       65,650       79,928       80,690
Amortization of Capitalized Interest                  269           269        1,264        1,264        1,622
Less:
Interest capitalized                               (6,775)      (18,781)      (6,825)     (14,811)      (5,464)

                                             -----------------------------------------------------------------
TOTAL EARNINGS                                   (129,122)       22,387       76,424       10,507      (17,165)
                                             -----------------------------------------------------------------

Earnings to Fixed Charges                           (3.27)         0.37         1.16         0.13        (0.21)

RATIO DISCLOSED                                        --            --         1.16           --           --



For the years 2000, 2001, 2003, and 2004, earnings were insufficent to cover fixed charges.

The amount of earnings needed to cover fixed charges were $168.6 million, $38.2 million, $69.4 million, and $97.9 million, respectively.